EXHIBIT 10.1

STOCK BONUS AGREEMENT

Stock Bonus Agreement (“Agreement”), dated as of January 18, 2006 between Monster Worldwide, Inc. (“Monster Worldwide”) with an address of 622 Third Avenue, New York, NY 10017, and                                      (“Employee”), an individual with an address of                                  .

Monster Worldwide wishes to retain Employee’s services and to grant Employee the opportunity to receive certain shares of Monster Worldwide’s common stock, $.001 par value per share (the “Common Stock”) pursuant to the Monster Worldwide, Inc. 1999 Long Term Incentive Plan.  Employee and Monster Worldwide hereby agree as follows:

1.             Subject to the terms and conditions of this Agreement and the satisfaction of the first quarter 2006 performance based goal set forth on Exhibit A hereto, Monster Worldwide shall issue to Employee an aggregate of                          shares of its Common Stock (such                          shares of Common Stock are sometimes referred to as the “Shares”). It is understood and agreed that if the first quarter 2006 performance based goal set forth on Exhibit A hereto is not satisfied, then no Shares shall vest or be delivered to Employee under the terms of this Agreement.

2.             If and only if the first quarter 2006 performance based goal set forth on Exhibit A hereto is satisfied, the Shares shall vest and be delivered to Employee if and only if Employee remains in the continuous employ of Monster Worldwide between the date hereof and the applicable vesting date as follows:

if Employee remains in the continuous employ of Monster Worldwide through January 2, 2007, 100% of the Shares shall vest;

provided however that solely in the event (i) Employee’s employment with Monster Worldwide has been terminated by Monster Worldwide without “Cause” (as “Cause” is expressly defined in the agreement between Monster Worldwide and Employee dated                                        (the “Employment Agreement”), or (ii) Employee dies while still employed by Monster Worldwide, then the condition of continuous employment set forth in the preceding clauses of this paragraph 2 shall be inapplicable.

In the event that prior to the applicable vesting date Employee has entered into a Rule 10b5-1 Plan with respect to the sale at or promptly after the applicable vesting date of a portion of the Shares which vest hereunder, then Shares that vest hereunder or as a result of the provisions of the Employment Agreement shall not be delivered to Employee unless and until Employee has paid Monster Worldwide the amount, if any, deemed necessary by Monster Worldwide in its reasonable discretion to enable it to satisfy any federal, foreign or other tax withholding or similar obligations of Monster Worldwide with respect to the Shares that have vested, unless other arrangements acceptable to Monster Worldwide in its discretion have been agreed to by Monster Worldwide.  In the event that by the applicable vesting date Employee has not entered into a Rule 10b5-1 Plan with respect to the sale at or promptly after the applicable vesting date of a portion of the Shares which vest hereunder, then Monster Worldwide shall satisfy any federal, foreign or other tax withholding or similar obligations of Monster Worldwide with respect to the Shares that vest on such vesting date by withholding the number of Shares sufficient to satisfy Monster Worldwide’s minimum withholding obligations unless (i) Employee has paid Monster Worldwide the amount, if any, deemed necessary by Monster Worldwide in its reasonable discretion to enable it to satisfy any federal, foreign or other tax withholding or similar obligations of Monster Worldwide with respect to the Shares that have vested, or (ii)  other arrangements acceptable to Monster Worldwide in its discretion have been agreed to by Monster Worldwide.

3.             All notices or other communications to be given or delivered in connection with this Agreement shall be in writing and shall be deemed to have been properly served if delivered personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in each case to the parties at their addresses set forth above, in the case of notices to Monster Worldwide, to the attention of Myron Olesnyckyj, Esq. or such other addresses as the recipient party has specified by prior written notice to the sending party.  All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.

4.             This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous understandings or arrangements in relation thereto, including but not limited to any and all letters, correspondence or other communication from Andrew McKelvey and/or William Pastore in relation to restricted stock. Nothing in this Agreement shall give Employee any right to continue in the employment of Monster Worldwide, or interfere in any way with the right of Monster Worldwide to terminate the employment of Employee.  This Agreement (i) may be signed in counterparts, (ii) shall be governed by the laws of the state of New York (other than the conflicts of laws provisions thereof), (iii) shall not modify or affect the terms and conditions of Employee’s employment, (iv) may not be amended, terminated or waived orally, and (v) may not be assigned by Employee.

Monster Worldwide, Inc.

By:		Date:
Title:

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